TOUCHSTONE FUNDS GROUP TRUST

                            SHAREHOLDER SERVICES PLAN

                                 CLASS Z SHARES

      WHEREAS, Touchstone Funds Group Trust (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, the Trust and Touchstone Securities, Inc. (the "Distributor") have entered into a Distribution Agreement, pursuant to which the Fund will employ the Distributor as distributor for the continuous offering of its shares; and

      WHEREAS, the Trust desires to compensate the Distributor or other parties for providing the services described herein to shareholders (the "Shareholders") who from time to time beneficially own shares of its common stock that are classified and allocated as "Class Z Shares" (the "Shares") of each of the series listed in Exhibit A hereto, as may be amended from time to time (the "Funds");

      NOW, THEREFORE, the Trustees of the Trust hereby adopt this shareholder services plan (the "Plan") on the following terms and conditions:

      SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses for providing shareholder services. The Distributor is authorized, pursuant to this Plan, to accept payments made to it and to make or direct payments on behalf of the Funds to any shareholder servicing agent with which it, its affiliates or the Funds have entered into a shareholder servicing agreement.

      SECTION 2. The Fund shall pay compensation for shareholder services in an amount not to exceed 0.25% of the average daily net assets of the Shares of the Funds. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees and the Distributor shall mutually agree. Shareholder services may be performed by the Distributor or its affiliates, or the Distributor or its affiliates may enter into agreements with broker-dealers or other financial institutions, including fiduciaries and administrators of employee benefit plans, for the performance of such services. Shareholder services may include, but are not limited to, the following services: (i) establishing and maintaining customer accounts and records; (ii) aggregating and processing purchase and redemption requests from customers and placing net purchase and redemption orders with the Distributor;
(iii) automatically investing customer account cash balances; (iv) providing periodic statements to their customers; (v) arranging for bank wires; (vi) answering routine customer inquiries concerning their investments in the shares offered in connection with this Plan and related distribution agreement; (vii) assisting customers in changing dividend options, account designations and addresses; (viii) performing sub-accounting functions; (ix) processing dividend payments from the Fund on behalf of customers; (x) forwarding certain shareholder communications from the Fund (such as proxies, shareholder reports and dividend, distribution and tax notices) to customers; and (xi) providing such other similar services as may be reasonably requested to the extent they are permitted to do so under applicable statutes, rules and regulations. In addition, the Distributor or its affiliates shall perform or supervise the performance by others of other shareholder services in connection with the operations of the Shares, as agreed from time to time.

      SECTION 3. This Plan shall not take effect with respect to any Fund until it has been approved by vote of the majority of the Trustees of the Trust.
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      SECTION 4. This Plan shall continue in effect for a term of one year.
Thereafter, this Plan shall continue in for so long as its continuance is specifically approved at least annually in the manner provided in Section 3 herein for the approval of this Plan.

      SECTION 5. The Distributor shall provide to the Board of Trustees of the Trust and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

      SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

      SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

      SECTION 8. This Plan may amended at any time by the vote of a majority of the Trustees

      SECTION 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

      SECTION 10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 7 hereof for a period of not less than six years from the date of this Plan, such agreements or such reports, as the case may be, the first two years in an easily accessible place.



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                                    EXHIBIT A
                                       TO
                          TOUCHSTONE FUNDS GROUP TRUST
                   DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                                       FOR
                                 CLASS Z SHARES


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